Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2003 relating to the financial statements and financial statement schedules of Prudential Financial, Inc., which appears in the Annual Report on Form 10-K of Prudential Financial, Inc. for the year ended December 31, 2002.

/S/    PRICEWATERHOUSECOOPERS LLP

New York, New York

June 3, 2003